Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated May 17, 2012

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Commodity Exchange Traded Notes



Description

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY), PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the 'PowerShares DB Commodity ETNs') are the first U.S. exchange-traded products that provide investors with a cost- effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity IndexTM. The Long and Double Long ETNs are based on the Optimum YieldTM version of the Index. The Short and Double Short ETNs are based on the standard version of the Index. Each index is intended to track the long or short performance of the underlying futures contracts relating to six commodities: wheat, corn, light sweet crude oil, heating oil, gold and aluminum.

Investors can buy and sell the PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History[1]

Deutsche Bank announced on February 9, 2012 the suspension of any further issuance of the PowerShares DB Commodity ETNs. The DB PowerShares Commodity ETNs will continue to be listed and traded on NYSE Arca. Separately, Deutsche Bank announced that, effective after the close of trading on February 16, 2012, there would be a change in the underlying index to the PowerShares DB Commodity Double Long Exchange Traded Note and the PowerShares DB Commodity Long Exchange Traded Note. Please see the press release filed by Deutsche Bank with the SEC on February 9, 2012 for additional information.

ETN History[1] (Growth of $10,000 since April 30, 2008)


DYY (Double Long)
DPU (Long)
DDP (Short)
DEE (Double Short)
$40k
$30k
$20k
$10k
$0
'08
'09
'10
'11
'12
$11,595
$10,660
$7,572
$4,284

ETN Performance & Index History (%)[1]

	1 Year	3 Year	5 Year	10 Year	ETN Inception
ETN Performance					
Commodity Double Long	-19.98	19.98	–	–	-20.06
Commodity Long	-8.43	11.67	–	–	-7.19
Commodity Short	2.46	-14.45	–	–	4.21
Commodity Double Short	0.81	-29.78	–	–	2.33
Index History					
Deutsche Bank Liquid Commodity Index – Optimum Yield	-7.56	12.40	2.49	–	-6.77
Deutsche Bank Liquid Commodity Index	-7.63	11.08	-0.07	–	-10.98
Comparative Indexes[2]					
S&P 500	8.54	23.42	2.01	–	2.59
Barclays U.S. Aggregate	7.71	6.83	6.25	–	6.17

Source: DB / Bloomberg

Long Index Weights

As Of: **16-May-2012**

DEE Financial Details

Ticker: DEE	
Last Update	17-May-2012 04:10 PM
Price	Not Available
DEE Index Level*	398.60439
Indicative Intra-day Value **	32.89
Last end of day Value ***	33.01934
Last date for end of day Value	16-May-2012

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DEE
*** Last end of day DEE RP

DYY Financial Details

Ticker: DYY	
Last Update	17-May-2012 04:10 PM
Price	Not Available
DYY Index Level*	513.52143
Indicative Intra-day Value **	8.38
Last end of day Value ***	8.33851
Last date for end of day Value	16-May-2012

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DYY
*** Last end of day DYY RP

DDP Financial Details

Ticker: DDP	
Last Update	17-May-2012 04:10 PM
Price	Not Available
DYY Index Level*	398.60439
Indicative Intra-day Value **	32.29
Last end of day Value ***	32.35451
Last date for end of day Value	16-May-2012

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DDP
*** Last end of day DDP RP

DPU Financial Details

Ticker: DPU	
Last Update	17-May-2012 04:10 PM
Price	Not Available
DPU Index Level*	513.52143
Indicative Intra-day Value **	16.80
Last end of day Value ***	16.76659
Last date for end of day Value	16-May-2012

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DPU
*** Last end of day DPU RP

Contact Information

Any questions please call
1-877-369-4617

Commodity	Contract Expiry Date	Weight %
Wheat-Mineapolis Wht	14-Sep-2012	3.58
Light Crude	20-Jun-2012	36.58
Heating Oil	29-Mar-2013	20.77
Corn	14-Dec-2012	10.39
Gold	27-Dec-2012	9.16
Aluminium	19-Sep-2012	12.58
Wheat	13-Jul-2012	3.54
Wheat (Kansas Wheat)	13-Jul-2012	3.39

Short Index Weights

As Of: 16-May-2012

Commodity	Contract Expiry Date	Weight %
Aluminium	19-Dec-2012	12.63
Corn	14-Dec-2012	10.43
Gold	27-Dec-2012	9.33
Heating Oil	29-Jun-2012	20.39
Light Crude	20-Jun-2012	36.37
Wheat	14-Dec-2012	10.85

DB Commodity ETN and Index Data

DB Commodity ETN Symbols

Commodity Double Short	DEE
Commodity Double Long	DYY
Commodity Short	DDP
Commodity Long	DPU

Details

ETN price at initial listing	$25.00
Inception date	4/28/08
Maturity date	4/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Standard DB Commodity Index symbol	DBLCMACL
OY™ DB Commodity Index symbol	DBLCOYER

CUSIP symbols

Commodity Double Long	25154H475
Commodity Long	25154H459
Commodity Short	25154H467
Commodity Doubl Short	25154H483

Intraday Intrinsic Value Symbols

Commodity Double Short	DEEIV
Commodity Double Long	DYYIV
Commodity Short	DDPIV
Commodity Long	DPUIV

Risks[3]

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to commodities
- Credit risk of the issuer

Benefits

- Leveraged and short notes
- Relatively Low Cost
- Intraday access

[1]ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index (DBLCI) is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. ETN Performance is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the 'T-Bill Index'), resetting monthly as per the formula applied to the PowerShares DB Commodity ETNs, less the investor fee. The Long and Double Long ETNs are based on the Deutsche Bank Liquid Commodity Index - Optimum YieldTM, and the Short and Double Short Commodity ETNs are based on the standard version of the Deutsche Bank Liquid Commodity Index (the 'Commodity Indexes'). The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

[2]The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays U.S. Aggregate Bond Index™ is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

[3]**The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection.** Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity ETNs is zero, your Investment will expire worthless.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Commodity ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of PowerShares DB Commodity ETNs that you may repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. **For a description of the main risks, see 'Risk Factors' in the applicable pricing supplement.**

Not FDIC Insured - No Bank Guarantee - May Lose Value

o Listed
o Transparent

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations(3)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Commodity ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage and/or inverse risk and the consequences of seeking monthly leveraged and/or inverse investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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